Exhibit 23.6

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the preliminary prospectus supplement to the Registration Statements of Asure Software, Inc. on Form S-3 (File Nos. 333-224068 and 333-224088) of our report dated March 17, 2016, with respect to our audits of the special purpose carve-out financial statements of Mangrove Employer Services — Payroll Division (a carve-out of Mangrove Employer Services, Inc.) as of December 31, 2015 and 2014 and for the years then ended, which report is included in the Current Report on Form 8-K of Asure Software, Inc. dated March 18, 2016 and filed with the U.S. Securities and Exchange Commission on March 22, 2016. We also consent to the reference to our firm under the heading “Experts” in the Preliminary Prospectus Supplement.

/s/ Marcum LLP

Marcum LLP

Irvine, California

June 13, 2018